Exhibit 4.3

THIS PROMISSORY NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF APPLICABLE STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION UNDER SUCH LAWS OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENT. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ALL APPLICABLE STATE SECURITIES LAWS.

EIDOS THERAPEUTICS, INC.

CONVERTIBLE PROMISSORY NOTE

$10,000,000	February 22, 2018

Subject to the terms and conditions of this Note, for value received, Eidos Therapeutics, Inc., a Delaware corporation (the “Borrower”), hereby promises to pay to BridgeBio Pharma LLC (the “Lender”), the principal sum of ten million dollars ($10,000,000) (the “Principal Amount”), together with interest thereon accruing on and from the date hereof until the entire Balance is paid (or converted, as provided in Section 1 or Section 5 hereof), at an annual rate equal to five percent (5.0%). Interest shall be calculated based on a 365-day year, but in no event shall the rate of interest exceed the maximum rate, if any, allowable under applicable law. “Balance” means, at the applicable time, the sum of all then outstanding principal of this Note and all then accrued but unpaid interest under this Note.

This convertible promissory note (the “Note”) is issued by the Borrower pursuant to that certain Note and Warrant Purchase Agreement dated as of February 22, 2018 (the “Purchase Agreement”), entered into between the Borrower and the persons listed on Exhibit A thereto (the “Purchasers”), and is subject to, and Borrower and Lender shall be bound by, all the terms, conditions and provisions of the Purchase Agreement. This Note, and the other notes issued pursuant to the Purchase Agreement, are sometimes hereinafter referred to as the “Notes”. Unless otherwise converted as set forth below on the earliest of (i) a Qualified Financing (as defined herein), (ii) a Deemed Liquidation Event (as defined the Company’s Certificate of Incorporation), (iii) a Qualified IPO (as defined herein) or (iv) February 22, 2019 (the “Maturity Date”), this Note shall become due and payable. Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

The following is a statement of the rights of Lender and the terms and conditions to which this Note is subject and to which the Lender, by acceptance of this Note, agrees:

1. Payment.

(a) If this Note has not been previously converted (as provided in Section 5 hereof), then, subject to Section 1(b), the principal amount of this Note and all accrued and unpaid interest under this Note shall, on the Maturity Date, be due and payable in cash upon the written demand of the Requisite Purchasers. No interest shall be payable other than as set forth in the preceding sentence. Unless the entire Balance then outstanding under this Note is converted in accordance with Section 1(b) or Section 5 hereof, all payments on account of principal and interest shall be made in lawful money of the United States of America at the principal office of the Lender, or such other place as the holder hereof may from time to time designate in writing to the Borrower.

(b) Notwithstanding the foregoing, upon the affirmative written election of the Requisite Purchasers delivered to the Company not later than five (5) days prior to the Maturity Date, the entire Balance then outstanding under all of the Notes shall be automatically converted, on the Maturity Date, into that number of shares of the Company’s Series Seed Preferred Stock, par value $0.001 per share (the “Series Seed Preferred Stock”), as is equal to the Conversion Amount (as defined herein) divided by $1.3248 (as appropriately adjusted for any stock splits, combinations, recapitalizations or the like affecting the Series Seed Preferred Stock after the date hereof).

2. No Prepayment. Except with regard to conversion of this Note under Section 5, Borrower may not prepay this Note before it becomes due without the written consent of the Requisite Purchasers.

3. Notes Pari Passu; Application of Payments. Each of the Notes shall rank equally without preference or priority of any kind over one another, and all payments and recoveries payable on account of principal and interest on the Notes shall be paid and applied ratably and proportionately on the Balances of all outstanding Notes on the basis of their original principal amount. Subject to the foregoing provisions, all payments will be applied first to accrued interest until all then outstanding accrued interest has been paid in full, and then to the repayment of principal until all principal has been paid in full.

4. New Note. Upon receipt of evidence reasonably satisfactory to the Borrower of the loss, theft, destruction or mutilation of the Note, the Borrower will issue a new Note, of like tenor and amount and dated the date to which interest has been paid, in lieu of such lost, stolen, destroyed or mutilated Note, and in such event the Lender agrees to indemnify and hold harmless the Borrower in respect of any such lost, stolen, destroyed or mutilated Note.

5. Conversion of Note.

(a) Conversion of Note upon a Qualified Financing. If the entire Balance outstanding on this Note has not been repaid or otherwise converted before the time of the initial closing of the Borrower’s Qualified Financing (as defined below) (the “Qualified Financing Closing”), then contingent and effective upon such Qualified Financing Closing, the entire Balance then outstanding under this Note shall be automatically converted into that number of shares of New Preferred Stock (as defined below) as is equal to the Conversion Amount (as defined below) divided by Qualified

Financing Conversion Price (as defined below). Borrower shall deliver to Lender notice of the Qualified Financing as soon as practicable, but in no event fewer than ten (10) days prior to the scheduled date of the Qualified Financing Closing, notifying the Lender of the conversion to be effected, including specifying (i) the Conversion Amount (calculated as of the anticipated date of the Qualified Financing Closing), (ii) the Qualified Financing Conversion Price and (iii) the anticipated date of the Qualified Financing Closing.

(i) Qualified Financing Defined. For purposes of this Note, the term “Qualified Financing” shall mean the Borrower’s sale of shares of preferred stock (the “New Preferred Stock”) in a single transaction or in a series of related transactions in each case occurring after the date hereof and on or before the Maturity Date, in which Borrower receives aggregate gross proceeds of at least $10,000,000 in cash (excluding the conversion of the Notes).

(ii) Qualified Financing Conversion Price Defined. For purposes of this Note, the term Qualified Financing Conversion Price shall mean an amount equal to 70% of the lowest per share purchase price at which shares of the New Preferred Stock are or have been sold in the Qualified Financing at the time of conversion of the Notes.

(iii) Conversion Amount Defined. For purposes of this Note, the term “Conversion Amount” shall mean the sum of all unpaid principal and accrued interest outstanding under this Note as of the date of (i) the Qualified Financing, (ii) the Qualified IPO or (iii) Deemed Liquidation Event, as applicable.

(b) Conversion of Note upon a Qualified IPO. If the entire Balance outstanding on this Note has not been repaid or otherwise converted before the time of the initial closing of the Borrower’s Qualified IPO (as defined below) (the “Qualified IPO Closing”), then contingent and effective upon such Qualified IPO Closing, the entire Balance then outstanding under this Note shall be automatically converted into that number of shares of Common Stock as is equal to the Conversion Amount divided by Qualified IPO Conversion Price (as defined below). Borrower shall deliver to Lender notice of the Qualified IPO as soon as practicable, but in no event fewer than ten (10) days prior to the scheduled date of the Qualified IPO Closing, notifying the Lender of the conversion to be effected, including specifying (i) the Conversion Amount (calculated as of the anticipated date of the Qualified IPO Closing), (ii) the Qualified IPO Conversion Price and (iii) the anticipated date of the Qualified IPO Closing.

(i) Qualified IPO Defined. For purposes of this Note, the term “Qualified IPO” shall mean the Borrower’s firm commitment underwritten public offering of the Borrower’s Common Stock pursuant to a registration statement filed and effective under the Securities Act of 1933, as amended, raising at least $30,000,000 in gross proceeds to the Borrower prior to the conversion or repayment of the Notes, occurring after the date hereof and on or before the Maturity Date.

(ii) Qualified IPO Conversion Price Defined. For purposes of this Note, the term Qualified IPO Conversion Price shall mean an amount equal to price per share to the public in the Qualified IPO.

(c) Repayment or Conversion upon Deemed Liquidation Event. At any time prior to (i) the repayment of the Notes in accordance with the terms hereof or (ii) the conversion of the Notes in accordance with Section 1(b), 5(a) or 5(b) above, the entire Balance then outstanding under this Note shall automatically become due and payable in cash upon the occurrence of a Deemed Liquidation Event. The Borrower shall provide to Lender ten (10) days written notice prior to the anticipated closing of any such Deemed Liquidation Event(the “Deemed Liquidation Event Closing”). Notwithstanding the foregoing, upon the affirmative written election of the Requisite Purchasers delivered to the Company not later than five (5) days prior to the Deemed Liquidation Event Closing, the entire Balance then outstanding under all of the Notes shall be automatically converted into that number of shares of Series Seed Preferred Stock, as is equal to the Conversion Amount divided by $1.3248 (as appropriately adjusted for any stock splits, combinations, recapitalizations or the like affecting the Series Seed Preferred Stock after the date hereof), contingent and effective upon the Deemed Liquidation Event Closing.

(d) Covenants regarding Conversion Stock. Prior to the conversion of this Note into New Preferred Stock or Series Seed Preferred Stock pursuant to the terms hereof, (i) Borrower shall use its reasonable best efforts (without the payment of additional monies) to authorize and reserve promptly a sufficient number of shares of New Preferred Stock or Series Seed Preferred Stock (and any shares of Common Stock issuable upon the conversion thereof), to permit such conversion, including obtaining the requisite corporate approvals and stockholder consents and the filing of an amendment to the Company’s certificate incorporation in effect at such time with the Secretary of the State of Delaware, and (ii) Lender shall cooperate with Borrower in connection therewith, including by executing and delivering such consents and other agreements or documents in Lender’s capacity as a stockholder of Borrower as may be necessary for Borrower to effect such actions.

(e) Termination of Rights. Except for the rights to obtain certificates representing New Preferred Stock or Series Seed Preferred Stock (and cash in lieu of fractional shares) set forth in Section 5(f) below, all rights with respect to this Note shall terminate upon the effective conversion or repayment of the entire Balance of the Note, whether or not this Note has been surrendered to Borrower for cancellation.

(f) Delivery of Stock Certificates; No Fractional Shares. Subject to Section 5(d) above, as promptly as practicable after any conversion of this Note, Borrower at its expense will issue and deliver to Lender a certificate or certificates evidencing the number of full equity securities as are issuable to Lender in connection with a conversion under this Section 5. No fractional shares of any of Borrower’s equity securities will be issued in connection with any conversion hereunder. In lieu of fractional shares that would otherwise be issuable, Borrower shall pay cash equal to the product of such fraction multiplied by the Qualified Financing Conversion Price or Qualified IPO Conversion Price, as applicable, or the price per share of such other securities issuable to Lender upon such conversion, as appropriate.

6. Events of Default. Each of the following shall constitute an “Event of Default” hereunder:

(a) The Borrower shall fail to pay any principal or interest payable hereunder on the applicable due date and such failure continues for ten (10) days;

(b) The Borrower shall (i) voluntarily terminate operations or apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of the Borrower or of all or a substantial part of the assets of the Borrower, (ii) admit in writing its inability to pay debts as the debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the Federal Bankruptcy Code (as now or hereafter in effect), (v) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, (vi) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Federal Bankruptcy Code or applicable state bankruptcy laws or (vii) take any corporate action for the purpose of effecting any of the foregoing;

(c) Without the Borrower’s application, approval or consent, a proceeding shall be commenced, in any court of competent jurisdiction, seeking in respect of the Borrower: the liquidation, reorganization, dissolution, winding-up, or composition or readjustment of debt, the appointment of a trustee, receiver, liquidator or the like relief in respect of the Borrower or all or any substantial part of the assets of the Borrower, or other like relief in respect of the Borrower under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; and, if the proceeding is being contested in good faith by the Borrower, the same shall continue undismissed, or unstayed and in effect for any period of 90 consecutive days, or an order for relief against the Borrower shall be entered in any case under the Federal Bankruptcy Code or applicable bankruptcy laws; or

(d) The Borrower’s representations and warranties contained in the Purchase Agreement shall prove to have not been true in any material respect when made.

If any Event of Default shall occur, then, at any time thereafter while such Event of Default is continuing, the Requisite Purchasers, by written notice to the Borrower (the “Default Notice”) may declare the entire Balance under all of the Notes then outstanding, to be due and payable immediately; provided, however, that in the case of an Event of Default under Subsections 6(b) or 6(c) above, the Balance under this Note shall automatically become immediately due and payable to Lender without a written election of the Requisite Purchasers.

7. Governing Law. This Note shall be governed by and construed in accordance with the Delaware General Corporation Law as to matters within the scope thereof, and as to all other matters shall be governed by, and construed in accordance with, the internal laws of the State of California, without reference to principles of conflict of laws or choice of laws.

8. Amendment. This Note may not be amended or modified, or any provision hereof waived, nor may any rights and remedies available upon the Maturity Date or an Event of Default be exercised, except by a written instrument signed in accordance with the amendment, waiver and exercise of remedies provisions set forth in Section 6.02 of the Purchase Agreement.

9. Waiver. Borrower hereby waives presentment, protest, demand for payment, notice of dishonor, and any and all other notices or demands in connection with the delivery, acceptance, performance, default, or enforcement of this Note.

10. Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

11. Addresses for Notices, etc. Any notice required or permitted hereunder shall be given in writing and shall be conclusively deemed effectively given (a) upon personal delivery or delivery by courier, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the next business day after transmission if sent by confirmed electronic mail or facsimile transmission, (c) for domestic United States deliveries, four (4) business days after deposit in the United States mail, by registered or certified mail, postage prepaid, or (d) for international deliveries, four (4) business days after deposit with an internationally recognized overnight delivery service, specifying two- (2-) day delivery, postage prepaid, addressed (i) if to Borrower, at the principal offices of Borrower and (ii) if to Lender, at Lender’s address as set forth on Exhibit A to the Purchase Agreement, or at such other address as Borrower or Lender may designate by advance written notice to the other party hereto. For purposes of this Section 11, a “business day” means a weekday on which banks are open for general banking business in San Francisco, California.

12. Headings; Interpretation. In this Note, (i) the meaning of defined terms shall be equally applicable to both the singular and plural forms of the terms defined; (ii) the captions and headings are used only for convenience and are not to be considered in construing or interpreting this Note and (iii) the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”. All references in this Note to sections, paragraphs, exhibits and schedules shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto, all of which exhibits and schedules are incorporated herein by this reference.

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IN WITNESS WHEREOF, the undersigned has caused this instrument to be executed by its duly authorized officers as of the date first above written.

BORROWER:	EIDOS THERAPEUTICS, INC.

	By	/s/ Christine Siu
	Name:	Christine Siu
	Title:	Chief Financial Officer

Acknowledged and agreed by Lender:

BRIDGEBIO PHARMA LLC

By:	/s/ Neil Kumar
Name:	Neil Kumar
Title:	Chief Executive Officer

SIGNATURE PAGE TO CONVERTIBLE PROMISSORY NOTE